Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-08360 and 333-171011) on Form S-8 of our report dated June 13, 2013 appearing in the annual report on Form 11-K of Luxottica Group Tax Incentive Savings Plan as of December 31, 2012 and 2011 and for the year ended December 31, 2012.

/s/ Plante & Moran, PLLC

Cincinnati, Ohio

June 14, 2013